Exhibit 99.1

Biostage Reports First Quarter 2019 Financial Results

-        Preparing to file first IND in Q3 2019

Holliston, MA – May 14, 2019 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced its financial results for the three months ended March 31, 2019.

Biostage is focused on preparing to file its first Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) in the third quarter, seeking approval to start a Phase 1 clinical trial for the Company’s pioneering Cellspan™ Esophageal Implant (CEI) product candidate.

Company CEO Jim McGorry commented, “Operationally, we had a strong first quarter of 2019 and are confident in our growing body of data to support our IND filing in esophageal disease in the coming months. We’ve been meeting with key thought leaders in the field at leading institutions as we do the necessary legwork to lay the foundation for our planned clinical trials. Physician feedback has been positive and continues to shape our development. Our pre-clinical and clinical results continue to show that our Cellspan implant stimulates a positive wound healing response in the patient and enables the body to reconstruct short-segment gaps in the esophagus with a regenerative tissue response.”

McGorry also noted the pattern of consistency among the Company’s preclinical studies and highlighted Biostage CSO Dr. William Fodor’s recent presentation at a major industry meeting where he discussed the successful first use of a CEI in a human by the Mayo Clinic in 2017. He stated, “The meeting hosted in Madrid by the Alliance for Regenerative Medicine this past April was a great opportunity for Dr. Fodor to talk about the science behind our groundbreaking technology. As he discussed in that presentation, the pattern and timing of regeneration has been consistent between our juvenile piglet model for esophageal atresia, the pig model for esophageal disease, and the 75-year-old human treated at Mayo Clinic.”

A recording of Dr. Fodor’s presentation at the Meeting on the Med, including details about the Mayo Clinic patient, is available to view on the Company’s Twitter page

McGorry added, “Product readiness and clinical evidence support our upcoming IND filing — everything we’ve been working on for the past several years has led up to this moment, so it’s an exciting time for Biostage.”

Mr. McGorry also reiterated the vital role offered by the Company’s strategic investors in Asia and the U.S., stating the Company is “fortunate to have such key relationships” with its financial backers. The Company’s financial investors have extensive relationships in Asia and the Company is currently working to establish its business in China, where esophageal cancer incidence is approximately 15 times greater than in the United States.

Summary of Financial Results

For the three months ended March 31, 2019, the Company reported a net loss of approximately $1.9 million, or a net loss per share of $0.32, compared to a net loss of approximately $1.5 million, or a net loss per share of $0.56 for the three months ended March 31, 2018. The $0.4 million year-over-year increase in net loss was attributable primarily to a $0.5 million increase in research and development costs and a $0.1 million decrease in non-cash expense from change in the fair value of warrants.

The Company also recognized grant income for qualified expenditures from a Fast-Track Small Business Innovation Research (SBIR) grant of $114,000 and $59,000 for the three months ended March 31, 2019 and March 31, 2018, respectively.

Balance Sheet and Cash

At March 31, 2019, the Company had cash on-hand of $1.1 million and no debt. The Company used net cash in operations of approximately of $1.2 million during the quarter ended March 31, 2019.

During the three months ended March 31, 2019, the Company also issued 500,000 shares of common stock to an investor in connection with the exercise of a portion of warrants that were issued on December 27, 2017. Such warrants were exercised in exchange for an aggregate cash exercise price of $1.0 million. Subsequent to the end of the quarter, the Company issued an additional 500,000 shares of common stock to the same investor in exchange for warrant exercises. Such warrants were exercised in exchange for an aggregate cash exercise price of $1.0 million.

First Quarter Operating Highlights

During the first quarter of 2019, the Company advanced its operating programs aimed at bringing its potentially life-changing Cellframe™ technology to underserved patient populations. During the quarter, the Company:

•	Announced that Dennis Wigle, M.D., Ph.D, chair of thoracic surgery at Mayo Clinic in Rochester, Minnesota, detailed for the first time a single-patient case report that describes the use of a Biostage Cellspan Esophageal Implant to repair the patient's esophagus following esophageal reconstruction associated with the removal of a tumor mass in the chest. Dr. Wigle announced the details speaking at the Tech-Con 2019 meeting hosted by the Society of Thoracic Surgeons on January 26, 2019.

Call-in Information

Biostage will be hosting a conference call and webcast today at 9:00 am ET to review its operational progress and financial report. On that call, management may respond to questions from the audience and provide information on any of a number of topics related to the business.

To participate in the call, please dial (877) 407-8293 (domestic) or (201) 689-8349 (international). The live audio webcast will be accessible on the Events page of the Investors section on the Company's website at www.biostage.com, and will be archived for 60 days. An audio webcast will be available for one week following the call and can be accessed during that period by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) with Conference ID #: 13690894.

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on its Cellframe technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to effectiveness of the Company's technology, development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$1,065	$1,305
Restricted cash	50	50
Grant receivable	114	176
Prepaid expenses and other current assets	499	623
Total current assets	1,728	2,154
Property, plant and equipment, net	466	479
Right-of-use assets	143	-
Total non-current assets	609	479
Total assets	$2,337	$2,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$311	$160
Accrued and other current liabilities	441	404
Warrant liability	105	98
Current portion of operating lease liability	99	-
Total current liabilities	956	662
Operating lease liability, net of current portion	44	-
Total liabilities	$1,000	$662

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized and none issued and outstanding at March 31, 2019 and December 31, 2018	$-	$-
Common stock, $0.01 par value; 120,000,000 shares authorized at March 31, 2019 and December 31, 2018; 6,169,645 and 5,669,645 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	62	57
Additional paid-in capital	58,965	57,677
Accumulated deficit	(57,690)	(55,763)
Total stockholders’ equity	1,337	1,971
Total liabilities and stockholders’ equity	$2,337	$2,633

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018

Revenues	$-	$-

Operating expenses:
Research and development	1,034	552
Selling, general and administrative	1,000	928
Total operating expenses	2,034	1,480

Operating loss	(2,034)	(1,480)

Other income (expense):
Grant income	114	59
Change in fair value of warrant liability	(7)	(124)
Total other income (expense), net	107	(65)

Net loss	$(1,927)	$(1,545)

Basic and diluted net loss per share	$(0.32)	$(0.56)
Weighted average common shares, basic and diluted	6,003	2,751

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(1,927)	$(1,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	293	75
Depreciation	61	63
Amortization of right-of-use assets	23	-
Change in fair value of warrant liability	7	124
Changes in operating assets and liabilities:
Grant receivable	62	(59)
Prepaid expenses and other current assets	124	(67)
Accounts payable	127	(698)
Accrued and other current liabilities	37	47
Lease liabilities	(23)	-
Net cash used in operating activities	(1,216)	(2,060)

Cash flows from investing activities
Additions to property and equipment	(24)	(3)
Cash received from sale of property, plant and equipment	-	49
Net cash (used in) provided by investing activities	(24)	46

Cash flows from financing activities
Return of related party advance	-	(300)
Proceeds from issuance of common stock and warrants, net of offering costs	-	1,095
Proceeds from exercise of warrants	1,000	-
Net cash provided by financing activities	1,000	795
Net decrease in cash and restricted cash	(240)	(1,219)
Cash and restricted cash at beginning of period	1,355	4,038
Cash and restricted cash at end of period	$1,115	$2,819